EXHIBIT 23

Carter-Wallace, Inc.
1345 Avenue of the Americas
New York, NY   10105

REGISTRATION STATEMENT NO.   333-00499

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 10, 2001 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG LLP
New York, New York
August 10, 2001